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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON,  D.C.  20549


                                  FORM 11-K/A


(Mark One)

[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) of the SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended - December 31, 1997

                                       OR

[   ]    TRANSITION REPORT PURSUANT TO SECTION 15(d) of the SECURITIES EXCHANGE
         ACT OF 1934

For the transition period from _____ to _____

Commission file number  33-55214

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                    AMERICAN SOFTWARE, INC. 401(k)/PROFIT SHARING PLAN 470 EAST PACES FERRY ROAD, N.E.
                    ATLANTA, GEORGIA  30305

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                    AMERICAN SOFTWARE, INC.
                    470 EAST PACES FERRY ROAD, N.E.
                    ATLANTA, GEORGIA  30305

                                   REQUIRED INFORMATION
Financial Statements:
    1.  Not required.
    2.  Not required.
    3.  Not required.
    4. ERISA financial statements for the Plan year ended December 31, 1997 are attached as Exhibit 99.1 to this Report and incorporated herein by this reference.

                                   SIGNATURES

          The Plan.  Pursuant to the requirements of the Securities Exchange Act
          --------
of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

              AMERICAN SOFTWARE, INC. 401(k)/PROFIT SHARING PLAN

Date:  July 17, 1998        By:   /s/ Vincent C. Klinges
                               -----------------------------------------------
                Name and Title:   Vincent  C. Klinges, Vice President  Finance
                               -----------------------------------------------
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                                 EXHIBIT INDEX


          DESCRIPTION                                        PAGE NUMBER
          -----------                                        -----------

23.1  Consent of Independent Auditors'                            3


99.1  Annual Financial Statements of American Software,
      Inc. 401(k)/Profit Sharing Plan for year ended
      December 31, 1997                                           4